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                                                                      Exhibit 11


                              WOLVERINE TUBE, INC.
                        COMPUTATION OF EARNINGS PER SHARE

                    (In thousands, except per share amounts)



                                                          Three-month period ended:
                                                          -------------------------
                                                             March 29,  March 30,
                                                                1997       1996
                                                             ---------  ---------
Net income applicable to common shares ...................    $ 8,767    $10,193
                                                              -------    -------
Weighted average common shares outstanding ...............     13,980     13,672

Common equivalent shares outstanding .....................        260        544
                                                              -------    -------
Weighted average common and common equivalent shares
outstanding (1) ..........................................     14,240     14,126
                                                              =======    =======

Net income per common share ..............................    $   .62    $   .72
                                                              =======    =======




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(1)      Represents shares issuable upon the exercise of stock options based upon the treasury stock method using the average market price. As fully diluted shares outstanding are the same as primary shares outstanding for all periods presented, net income per common share on a fully-diluted basis is not separately presented.